Exhibit 99.1

FOR IMMEDIATE RELEASE:
December 21, 2011

Synergy Resources Corporation Announces Closing of Follow-On Public Offering of Common Stock

PLATTEVILLE, CO, December 21, 2011: Synergy Resources Corporation (NYSE Amex: SYRG), a domestic oil and gas exploration and production company focused in the Denver-Julesburg Basin (the “D-J Basin”), announced today the closing of its previously announced underwritten public offering of common stock at a public offering price of $2.75 per share.  The underwriters purchased a total of 12,727,273 shares of common stock, resulting in net proceeds to Synergy Resources of approximately $32.6 million, after underwriting discounts and commissions and other offering expenses.  Synergy Resources intends to use the net proceeds from the offering for its development drilling program in the Wattenberg Field.  Any amount of the net proceeds of this offering not used for its development drilling program will be used for general corporate purposes.

The underwriters for this offering are Northland Capital Markets and C. K. Cooper & Company, acting as joint bookrunners, with GVC Capital LLC acting as co-manager.

The offering was conducted pursuant to an effective shelf registration statement, which is on file with the Securities and Exchange Commission. A prospectus supplement related to the offering has been filed with the Securities and Exchange Commission. A copy of the prospectus supplement and the base prospectus related to the offering may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Northland Capital Markets, 45 S. Seventh St., Suite 2000, Minneapolis, MN 55402, by calling (612) 851-5966, or by emailing Andrew Pafko, apafko@northlandcapitalmarkets.com or by contacting C. K. Cooper & Company, 18300 Von Karman Avenue, Suite 700, Irvine, CA 92612, by calling (949) 477-9300, or by emailing Hue Lapham, hlapham@ckcooper.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Synergy Resources, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company.  Synergy Resources’ core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska.  The Wattenberg field in the D-J Basin ranks as the 7th largest field in the U.S. in terms of proved gas reserves and 9th in production. Synergy Resources’ corporate offices are located in Platteville, Colorado.  More company news and information is available at www.synergyresourcescorporation.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Synergy Resources’ expectations regarding the use of proceeds of the public offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to Synergy Resources’ business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth in Synergy Resources’ filings with the Securities and Exchange Commission, including the prospectus related to this proposed offering, Synergy Resources’ annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Synergy Resources is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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